UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [  ]

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SBS Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2400 Louisiana Blvd. NE

AFC Building 5, Suite 600
Albuquerque, New Mexico 87110
Tel. (505) 875-0600

PROXY STATEMENT AND NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
To Be Held on November 14, 2002

Dear Shareholders:

      You are cordially invited to attend the SBS Technologies, Inc. 2002 Annual Meeting of Shareholders, which will be held on Thursday, November 14, 2002, at 8:30 a.m. Mountain Standard Time, at the Sheraton Uptown Albuquerque Hotel, 2600 Louisiana Boulevard NE, Albuquerque, New Mexico, 87110. The purpose of the meeting is to act on the following:

(1) To elect six Directors.

(2) To ratify the appointment of KPMG LLP as principal independent auditors for fiscal year 2003.

(3) Transact any other business as may properly come before the meeting or any postponement(s) or adjournment(s) of the meeting, including to adjourn the meeting from time to time.

      If you were a shareholder of record at the close of business on September 23, 2002, you may vote by proxy or in person at the Annual Meeting. Your vote is important. Whether or not you plan to attend the meeting, please complete, date, and sign the enclosed proxy card, then mail it in the enclosed business reply envelope. For your convenience, you may also vote your shares via telephone or Internet according to the instructions on the proxy card. If you vote your proxy over the telephone or Internet, please do not mail in your completed proxy card. If you are a registered shareholder and wish to vote your shares in person at the meeting, you may do so even if you have previously returned your proxy card. However, if you hold your shares in Street Name and wish to vote your shares in person at the meeting, you must indicate that on your proxy card as instructed and return it before the meeting in the envelope provided.

JAMES E. DIXON, JR.
Secretary

October 4, 2002

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR SBS TECHNOLOGIES, INC.
2002 ANNUAL MEETING OF SHAREHOLDERS
INFORMATION ABOUT THE ANNUAL MEETING
OWNERSHIP OF SBS COMMON STOCK
PROXY ITEM NO. 1 -- ELECTION OF DIRECTORS
COMPENSATION OF NAMED EXECUTIVE OFFICERS
PROXY ITEM NO. 2 -- RATIFICATION OF SELECTION OF AUDITORS
ANNUAL REPORT
OTHER MATTERS

PROXY STATEMENT FOR SBS TECHNOLOGIES, INC.

2002 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me This Proxy Statement?

      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of SBS Technologies, Inc. (“SBS,” or “We”) is asking you to vote for two items or, if you prefer, asking your permission to allow us to vote your shares at the 2002 Annual Meeting of Shareholders. The Annual Meeting will be held on November 14, 2002 at the Sheraton Uptown Albuquerque Hotel, 2600 Louisiana Boulevard NE, Albuquerque, New Mexico, 87110, at 8:30 a.m. Mountain Standard Time. This proxy statement includes information about the issues to be voted upon at the meeting, and on the transaction of such other business as may properly come before the meeting or any postponement(s) or adjournment(s) of the meeting, including to adjourn the meeting from time to time.

      On October 4, 2002, we began mailing these proxy materials to all shareholders of record at the close of business on September 23, 2002. On September 3, 2002, there were 14,602,935 shares of SBS Common Stock outstanding and entitled to vote.

      In accordance with New Mexico law, a list of shareholders entitled to vote at the Annual Meeting will be available on November 14, 2002, at the Sheraton Uptown Albuquerque Hotel, 2600 Louisiana Blvd NE, Albuquerque, New Mexico, 87110 and for 10 days before the meeting, between the hours 8:30 a.m. and 5:30 p.m., at SBS’ Corporate Headquarters, 2400 Louisiana Blvd. NE, AFC Building 5, Suite 600, Albuquerque, New Mexico, 87110.

How Many Votes Do I Have?

      If you were a shareholder at the close of business on September 23, 2002, you will be entitled to vote. Each share of SBS Common Stock that you own entitles you to one vote.

How Can I Vote My Shares?

      You can vote on matters presented at the Annual Meeting in three ways:

      (a) By Proxy — If you are a shareholder of record, you may vote your proxy by mail, telephone or the Internet. Telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers. Voting by telephone or Internet will help SBS reduce costs.

Voting Your Proxy by Telephone

      In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, 7 days a week up through the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

Voting Your Proxy by Internet

      You can also choose to vote over the Internet. The web site address for Internet voting is on your proxy card. Internet voting is available 24 hours a day, 7 days a week up through the day before the meeting. If you vote over the Internet, you do not need to return your proxy card. Please note that if you vote over the Internet, you may incur costs such as telecommunication and Internet connection charges associated with normal Internet usage.

Voting Your Proxy by Mail

      If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it as instructed on the proxy card in the postage paid envelope provided.

      If you vote by proxy using any of these three methods, the persons named on the card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for Director and whether your shares should be voted for or against the ratification of the appointment of the principal independent auditors for fiscal year 2003. If you vote by telephone or Internet and choose to vote with the recommendation of SBS’ Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted:

•	“FOR” the election of all six nominees for Director, and

•	“FOR” ratification of the appointment of the principal independent auditors for fiscal year 2003.

      If a nominee becomes unable to serve as Director, which we do not anticipate, your proxies intend to vote for the election of a substitute nominee recommended by the Board of Directors.

      If any other matter is presented, your proxies will vote in accordance with the best judgment of management. At the time this proxy went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

      If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

      (b) In Person — If you are a shareholder of record, you may cast your vote in person at the Annual Meeting. If you hold your shares in Street Name, please see section below entitled “If I Hold Shares In Street Name, How Can I Vote My Shares?” for information on how to vote your shares in person at the Annual Meeting.

If I Hold Shares In Street Name, How Can I Vote My Shares?

      You can submit voting instructions to your broker or nominee. Please refer to the voting instruction card included in the materials provided by your broker or nominee.

May I Revoke My Proxy?

      If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

•	send another proxy with a later date,

•	notify SBS’ Secretary in writing before the date of the Annual Meeting that you have revoked your proxy, or

•	vote in person at the Annual Meeting.

How Can I Present An Issue To Be Addressed At Next Year’s Annual Meeting?

      Shareholders must submit proposals, intended to be considered at the next Annual Meeting, in writing to the Secretary of SBS, no later than June 6, 2003, for inclusion in SBS’ Proxy Statement and Form of Proxy relating to the meeting. Also, shareholders who wish to propose proper business from the floor, for consideration at the 2003 Annual Meeting of Shareholders, and who have not properly submitted that proposal for possible inclusion in SBS’ 2003 proxy materials, must notify SBS’ Secretary in writing no later than August 20, 2003.

What Are the Costs Of Soliciting These Proxies?

      SBS is paying all expenses to prepare, print, and mail this proxy material. We will also pay the cost of soliciting the proxies, if necessary. We will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners and obtaining their instructions. We do not expect the expenses to exceed $5,000.

How Are The Proxy Statements And Ballot Forms Distributed To Shareholders?

      We have engaged our transfer agent, Wells Fargo Bank, N.A., to assist in the distribution and tabulation of proxies. A few employees of SBS may also participate, without additional compensation, in the distribution and solicitation of proxies by telephone, facsimile, e-mail, and personally.

What Vote Is Required To Approve Each Proposal?

Proxy Item No. 1 Election of Six Directors:	Each Director who receives the majority of votes represented in person or by proxy at the Annual Meeting will be elected. If you vote to withhold authority to vote for all listed nominees or if you vote to withhold authority for a particular nominee, your vote will count as a vote “AGAINST” the nominee(s). Otherwise, your vote will count “FOR” the nominee(s).

Proxy Item No. 2 Ratification of Appointment of Independent Auditors:	A “FOR” vote by a majority of the shares represented in person or by proxy at the Annual Meeting is required to ratify the appointment of KPMG LLP as the principal independent auditors for fiscal year 2003. If you “ABSTAIN” from voting, your abstention has the same effect as if you voted “AGAINST” the proposal.

Please note the following:

      Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the broker or other entity has not voted.

OWNERSHIP OF SBS COMMON STOCK

How Much Stock Do Shareholders Who Have More Than 5% of Common Stock Own?

      The following table sets forth, as of June 30, 2002, the beneficial ownership of Common Stock by each person who is known by SBS to own beneficially more than 5% of the outstanding shares of Common Stock:

Name and Address	Amount and Nature of	Percent of Class
of Beneficial Owner	Beneficial Ownership(1)	Beneficially Owned(2)

Alliance Capital Management L.P.(3)	1,588,716	10.86%
Fidelity Management and Research(4)	1,413,600	9.66%
Putnam Investment Management, Inc.(5)	1,226,314	8.38%
Wellington Management Company, LLP(6)	927,000	6.34%

(1)	The ownership information disclosed above is based on a Schedule 13F report dated June 30, 2002 filed with the Securities and Exchange Commission.

(2)	To SBS’ knowledge, except where otherwise noted, each person listed has sole voting power of the shares.

(3)	The address for the shareholder is in care of Alliance Capital Management L.P., 1345 Avenue of the Americas, 39th Floor, New York, New York 10105-0096.

(4)	The address for the shareholder is in care of Fidelity Management and Research, One Federal Street, Boston, Massachusetts 02110-2003.

(5)	The address for the shareholder is in care of Putnam Investment Management, Inc. One Post Office Square, Boston, Massachusetts 02109.

(6)	The address for the shareholder is in care of Wellington Management Company, LLP, 75 State Street, 19th Floor, Boston, Massachusetts 02109-1809.

How Much Stock Do The Directors And Named Executive Officers Own?

      The following table sets forth, as of September 3, 2002, the beneficial ownership of Common Stock by each Director and nominee for Director of SBS, each Named Executive Officer, and by all Directors and Named Executive Officers as a group (see footnotes for explanations):

Name of	Amount and Nature of		Percent of Class
Beneficial Owner	Beneficial Ownership(1)		Beneficially Owned(6)

Christopher J. Amenson(7)(nominee)*	249,761	(3,5)	1.69%
Warren W. Andrews (nominee)*	71,150	(4,5)	(2)
Lawrence A. Bennigson (nominee)*	90,750	(4,5)	(2)
James E. Dixon, Jr.(7)	141,567	(3,5,8)	(2)
Peter D. Fenner (nominee)*	13,122	(4,5)	(2)
Louis C. Golm (nominee)*	35,296	(4,5)	(2)
David H. Greig(7)	141,000	(5)	(2)
Daniel R. Moore(7)	10,293	(3,5)	(2)
Clarence W. Peckham(7)	55,443	(3,5)	(2)
Alan F. White (nominee)*	28,153	(4,5)	(2)
All the Directors and Officers as a group	836,535		5.48%

*	Director as of September 3, 2002.

On September 3, 2002, there were 14,602,935 shares of SBS Common Stock outstanding.

The address for each of these shareholders is in care of SBS at 2400 Louisiana Blvd. NE, AFC Building 5, Suite 600, Albuquerque, NM 87110.

(1)	A person is deemed to be the owner of securities that can be acquired by that person within 60 days of the date of the table upon exercise of options or warrants. Each beneficial owner’s percentage ownership is determined by assuming that options or warrants that are held by that person and that are exercisable within 60 days of the date of this table have been exercised.

(2)	Owns less than one percent of total outstanding stock.

(3)	Includes Common Stock owned by this person through the SBS Technologies, Inc. 401(k) Profit Sharing Plan (“401(k) Plan”): Christopher J. Amenson 3,729 shares; James E. Dixon, Jr. 1,195 shares; Daniel R. Moore 293 shares; and Clarence W. Peckham 443 shares.

(4)	Includes restricted stock granted to Directors who elect to receive shares in lieu of cash compensation. The restrictions lapse according to the following schedule: (i) one-third of the elected shares as of the day which is six months from the last day of the service year for which they were earned, (ii) one-third of the elected shares as of the day which is 12 months from the last day of the service year for which they were earned, and (iii) one-third of the elected shares as of the day which is 24 months from the last day of the service year for which they were earned. Those with shares restricted as of September 3, 2002 follow: Warren W. Andrews 3,467 restricted shares; Lawrence A. Bennigson 3,467 restricted shares; Peter D. Fenner 2,742 restricted shares; Louis C. Golm 3,467 restricted shares; and Alan F. White 2,119 restricted shares.

(5)	Includes, as to the person listed, options to purchase shares of Common Stock exercisable as of September 3, 2002 and for 60 days thereafter, under SBS’ stock option plans: Christopher J. Amenson

150,000 options; Warren W. Andrews 60,000 options; Lawrence A. Bennigson 60,000 options; James E. Dixon, Jr. 107,000 options; Peter D. Fenner 10,000 options; Louis C. Golm 30,000 options; David H. Greig 141,000 options; Daniel R. Moore 10,000 options; Clarence W. Peckham 55,000 options; and Alan F. White 20,000 options.

(6)	To SBS’ knowledge, except where otherwise noted, each person has sole voting and investment power as to the shares.

(7)	Is a Named Executive Officer.

(8)	Includes: 28,372 shares owned indirectly — by spouse, composed of 27,900 vested options owned by spouse, and 472 shares held in spouse’s 401(k) account.

      SBS knows of no arrangements concerning anyone’s ownership of stock, which may, at a subsequent date, result in a change in control of SBS.

Would You Please Describe The Structure Of The Board Of Directors?

      SBS’ Bylaws provide for a Board of Directors composed of a minimum of one but not more than nine directors, all of whom are elected annually. Annually, the Board of Directors determines the number of nominee Directors to be recommended to the Shareholders for election to the Board. For the annual term ending November 13, 2002, seven (7) Directors were elected on November 8, 2001. All of these Directors are expected to fulfill their terms, with the exception of Grahame E. Rance, who resigned effective April 26, 2002 from his position as Chairman of the Board to pursue other business interests. Vacancies in the Board occurring during a term are filled by persons appointed by a majority of the remaining Board members. A Director appointed to fill a vacancy or a new Directorship created by an increase in the size of the Board, serves for the remainder of the term. The remaining Board members decided not to fill the vacancy created by Mr. Rance’s resignation.

      At the Annual Meeting, six Directors will be elected by the holders of Common Stock to hold office until the Annual Meeting of Shareholders in 2003, and until their successors are elected, or until their death, resignation, or removal.

PROXY ITEM NO. 1 — ELECTION OF DIRECTORS

      The following persons have consented to be nominated and, if elected, to serve as Directors of SBS.

Nominees

      Christopher J. Amenson, 52, returned to SBS as Chairman and CEO on April 26, 2002. Mr. Amenson had served as President of SBS from April 1992 through March 2001 and Chief Executive Officer of SBS from October 1996 through March 2001, when he retired to pursue faith-based ministry. From April 1992 to October 1996, Mr. Amenson was Chief Operating Officer of SBS. Mr. Amenson became a Director in August 1992 and served as Chairman of the Board from May 1997 until November 2001. He was reelected Chairman by the Board of Directors on April 26, 2002. For five years before joining SBS, Mr. Amenson was President of Industrial Analytics, Inc., a Boston-based firm engaged in consulting in support of operations, mergers and acquisitions. Mr. Amenson also serves on the Board of Directors of Rainbow House International, the State of New Mexico Workforce Development Board, the Board of the TVI Foundation, the Board of Directors of PointCross, Inc., ParentingTeenagers.org, and is the Executive Director and a Board Member of the Care Net Pregnancy Center of Albuquerque, New Mexico. Mr. Amenson holds a Bachelor’s Degree in Government from the University of Notre Dame and a Master of Science in Management from the Massachusetts Institute of Technology (“MIT”) as a Sloan Fellow.

      Warren W. Andrews, 59, became a Director in November 1996. Mr. Andrews is a Market & Technology Analyst, publishes a market report on the Embedded Computer Industry, and is publisher and editorial director of RTC Magazine and COTS Journal. The former is the leading publication in the open-systems, embedded-computer industry, and the latter covers embedded computers in the military. From 1987 to 1994,

Mr. Andrews served as a senior editor for Computer Design Magazine while, at the same time, publishing his own newsletter, Embedded Computer Trends. From 1985 to 1987, he served as managing editor of Electronic Design Magazine. Before 1985, Mr. Andrews was semiconductor editor for Electronic Engineering Times and owned and operated his own business, providing electronic design services and developing, manufacturing and selling microprocessor-based switching systems for a variety of audio and video applications in the retail and host industries. In addition, he holds one U.S. patent and has designed other products for the cable TV, burglar and fire alarm, and educational communications markets. Mr. Andrews holds a Bachelor of Science Degree from Fairleigh Dickinson University.

      Lawrence A. Bennigson, Ph.D., 64, became a Director in November 1995. Dr. Bennigson has provided consulting services on corporate, business and manufacturing strategy and related organizational issues to major corporations and to governments in the U.S. and Europe since 1965. In 1998, he was appointed a Senior Fellow of the Harvard Business School’s Executive Development Center and in 2001 he was appointed Senior Vice President and Senior Fellow of Harvard Business School Interactive. Dr. Bennigson serves on several advisory boards, including Central Maine Power Corp and Toffler Associates, the strategic advisory firm founded by Alvin and Heidi Toffler. As Senior Vice President and a Managing Partner of the former MAC Group, Inc., Dr. Bennigson helped to lead the strategic development of the firm, resulting in its 1991 acquisition and merger to become Gemini Consulting. Dr. Bennigson taught executives and graduate students as a faculty member of the School of Engineering, Stanford University, the Harvard University Graduate School of Business, and as a visiting faculty member at the London Business School and the Graduate School of Business, Lund University, Sweden. Before his academic and consulting career, Dr. Bennigson served for six years as a U.S. Naval Officer. Dr. Bennigson holds a Bachelor’s Degree in General Engineering from UCLA, as well as Master’s and Doctorate Degrees in Industrial Engineering (with specialization in Human Factors Engineering and Industrial Organization) from Stanford University.

      Peter D. Fenner, 66, became a Director in November 2000. On January 1, 2001, Mr. Fenner retired after 5 years as President and CEO of Com21, Inc. (Nasdaq:CMTO), a start-up Broadband Access company which, during that time, grew from 45 employees and zero revenue to over 400 associates and $200 million in sales. Before joining Com21, Mr. Fenner was, for over 30 years, with AT&T, where he held numerous sales, marketing, product planning, and senior management positions. From 1989 to 1992, Mr. Fenner was President and a corporate officer of AT&T Network Systems’ Transmission Business, a $3 billion unit with 10,000 employees. In this position, he was instrumental in the quality efforts that resulted in winning the Malcolm Baldridge Award. Before that, Mr. Fenner was Vice President of Product Planning for AT&T’s entire $12 billion Network Systems Division, with operations that included Transmission Systems, Switching, Cellular, Cable & Wire, and Operations Support (Software). Mr. Fenner is also on the Board of BiTMICRO Networks, a private company producing leading edge, solid state storage devices, and ActiveStrategy, a pioneer in software designed to manage the process of “Strategy Execution.” Mr. Fenner holds a Bachelor of Science Degree in Industrial Engineering from Lehigh University and a Master of Science in Management from MIT as a Sloan Fellow.

      Louis C. Golm, 61, joined the Board of SBS Technologies in November 1999. Mr. Golm is an independent consultant and senior advisor to the telecommunications and information management industries. Until 1999, he served as President of AirTouch International, the international division of AirTouch Communications — a wireless communications business. Vodafone Group Plc merged with AirTouch in 1999 to form Vodafone AirTouch, the world’s largest wireless communications company. Mr. Golm joined AirTouch in 1997 from AT&T, where he was President and CEO of AT&T-Japan. He was elected to this position in 1994 and was instrumental in successfully growing this $2 billion business. The businesses he led in Japan are now organized as the subsidiaries of AT&T, Lucent Technologies, Inc. and NCR Corporation. Before his assignment in Japan, Mr. Golm held a series of senior management positions at AT&T. From 1991 to 1994, he headed AT&T’s business sales force with revenues exceeding $17 billion and an employee force in excess of 10,000 people. He started his career with AT&T in 1964. Mr. Golm serves on the board of Quanta Services, Inc. He was a founder and also serves as a Director and senior adviser to the CEO, of Kirusa, Inc., a high technology start-up company. Further, he is a Director of the Japan Society of Northern California.

Mr. Golm graduated from the University of Denver in 1963 and earned an MBA from the same university in 1964. He graduated with a Master of Science in Management from MIT in 1980 as a Sloan Fellow.

      Alan F. White, 64, became a Director in November 1997. Mr. White is Senior Associate Dean at the MIT Sloan School of Management and a member of the MIT Faculty (Ex Officio). Mr. White has traveled extensively and has been responsible for MIT programs in Asia, Europe and Latin America. His current responsibilities include a major assignment in China, where MIT is working with three universities to develop international MBA programs. His activities in Asia encompass Korea, Japan, Thailand, Malaysia, Singapore, Indonesia and China. Mr. White began his career at MIT in 1973, as an Alfred P. Sloan Fellow, and later served as Director of that Program. From 1973 to 1988, Mr. White served as Director of Executive Education at MIT. From 1967 to 1970, Mr. White was the Director of the University of Hawaii Center for Cross Cultural Training and Research, and served as Executive Assistant for the President of the University of Hawaii from 1971 to 1973. From 1963 to 1967, Mr. White gained international government experience as a regional director for the U.S. Peace Corps in the Philippines. From 1956 to 1965, Mr. White worked in the private sector, where he served as a printer, and later worked in financial printing sales and production. Mr. White serves on the boards of StartupAvenue.com (France), Management Sciences Health, and the advisory board of the Japan Management Institute. Mr. White also serves on the board of Jones Knowledge, Inc., a subsidiary of Jones International, Ltd., a private company. Jones Knowledge develops Internet education tools and customer support services for high-quality online education at the university level. Mr. White has served as a consultant in the area of management development and business development to many organizations, including British Petroleum PLC, Citicorp, Inc., Gemini Consulting, and the Young Presidents’ Organization. He has published several articles in leading journals in the field of management development. Mr. White holds a Bachelor’s Degree in Political Science from the University of Miami (Ohio) and a Master of Science in Management from MIT as a Sloan Fellow.

      The Board of Directors recommends that you vote “FOR” the election of each named nominee.

Named Executive Officers Who Are Not Directors

      James E. Dixon, Jr., 57, was appointed Vice President in November 2001, Secretary in November 2000, and Treasurer and Chief Financial Officer in September 1995. From September 1995 to November 2001, Mr. Dixon held the position of Vice President, Finance and Administration. In addition, Mr. Dixon was appointed Secretary in November 2000. Mr. Dixon served as a Director from November 1998 through November 2000. For eight years before joining SBS, Mr. Dixon held the position of Director of Finance, Howden Group America, Inc., a wholly owned subsidiary of Howden Group PLC. Howden Group America’s subsidiaries, whose combined annual revenue then exceeded $200 million, specialize in the design and manufacture of air and gas handling equipment, defense-related products and food processing equipment. Before that, Mr. Dixon held various controller positions at Westinghouse Electric Corporation from 1971 to 1985. Mr. Dixon holds a Bachelor’s Degree in Business Education from Indiana University of Pennsylvania.

      David H. Greig, 47, was appointed President and Chief Operating Officer in April 2002. From February 2001 to April 2002, Mr. Greig held the positions of Vice President of SBS and President of SBS’ Commercial Group. Mr. Greig joined SBS in October 1997 as President of SBS’ wholly owned subsidiary, SBS Technologies, Inc., Connectivity Products in St. Paul, Minnesota. Before joining SBS, Mr. Greig was employed by Perle Systems, a designer and manufacturer of computer networking equipment. During his fourteen-year tenure with Perle, Mr. Greig served in several capacities, including President of the Perle Customer Engineering Division, and later served simultaneously as President of Perle’s U.S. operations, and Executive Vice President and Director of the Canadian parent company. Previously, Mr. Greig was Founder and President of Greig-Power Co. Ltd., a Toronto, Canada-based developer of custom electronic systems used to automate and control manufacturing operations. Mr. Greig performed duties as a research assistant at York University’s Center for Research in Experimental Space Science before founding his own business. Mr. Greig holds the equivalent of a Bachelor’s Degree in Electrical Engineering from Ryerson Polytechnical Institute in Toronto, Ontario, Canada.

      Daniel R. Moore, 40, was appointed Vice President of SBS in September 2001, and has served as President of SBS’ Communications and Enterprise Group since December 2001. For the period of April 2001 through November 2001, Mr. Moore served as Executive Vice-President of Sales & Business Development. Before joining SBS in April 2001, Mr. Moore was employed by Caspian Networks, a core switching and routing start-up company based in the Silicon Valley, where he served as President of Sales and Business Development from November 1999 to April 2001. From 1988 to 1999, Mr. Moore held various senior level positions at Nortel Networks Corporation’s switching division. During his tenure at Nortel, Mr. Moore held a leadership position in the organization that created Nortel’s Succession Networks. Mr. Moore has over 15 years experience in communication networking and product development. Mr. Moore holds a Bachelor of Science Degree from Clemson University (1984) and an MBA from Duke University (1988).

      Clarence W. Peckham, 53, was appointed Vice President of SBS in February 2001, and also serves as President of SBS’ Commercial and Government Group. In February 2001, Mr. Peckham was appointed President of SBS’ Government Group and for the period 1997 to 2001, Mr. Peckham was President of SBS’ wholly owned subsidiary, SBS Technologies, Inc., Embedded Computers in Raleigh, North Carolina. Before joining SBS in 1997, Mr. Peckham was Vice President of Engineering and Chief Technologist at DY-4 Systems in Canada, a leading supplier of military computer systems. Mr. Peckham has over 30 years’ experience in the embedded computing field. Mr. Peckham holds a Bachelor of Science Degree in Electrical Engineering from Northeastern University (1972).

How Often Did The Board Of Directors Meet?

      The Board of Directors held twenty-six regular and special meetings during fiscal year 2002. In addition to meetings of the full Board, Directors attended meetings of Board Committees. All Directors attended each regularly scheduled meeting, and two Directors were absent on one each of the special meetings.

During The Last Fiscal Year, Has Any Director, Officer, Nominee For Director, Or Shareholder Identified In The Ownership Of SBS Common Stock Section, Or Any Of Their Immediate Family Members, Been Involved In Any Transaction, In Which SBS Or Any Of Its Subsidiaries Was Involved, Or May Be Involved In The Future, Which Exceeded $60,000?

      Please refer to the “Summary Compensation Table” and to the “Report of the Board Management Development and Compensation Committee on Executive Compensation” regarding compensation for Grahame E. Rance, former Chairman and CEO of SBS Technologies, Inc. SBS knows of no other reportable transactions.

Does SBS Have Committees Of The Board Of Directors?

      The Board of Directors has three standing committees: Audit; Management Development and Compensation; and Nominating.

Audit Committee

      Members: Directors Louis C. Golm, Chairman; Lawrence A. Bennigson and Warren W. Andrews

      The Audit Committee, which held nine meetings in fiscal year 2002, is responsible, as a committee of the Board, for recommending the appointment of the independent auditors of SBS and for providing a forum, independent of management, for discussion of any issues or concerns the independent auditors choose to raise. The Board of Directors has adopted a written charter for the Audit Committee, which was attached as Appendix A to SBS’ Proxy Statement and Notice of Annual Meeting, dated October 5, 2001, for SBS’ Annual Meeting held on November 8, 2001.

Management Development and Compensation Committee

      Members: Directors Lawrence A. Bennigson, Chairman; Peter D. Fenner, Alan F. White and Louis C. Golm

      The Management Development and Compensation Committee, which held five meetings in fiscal year 2002, is responsible for making recommendations to the Board of Directors concerning policies and procedures which will attract, develop and retain key managers and executives critical to the long-term success of SBS, and to align executive compensation with shareholder interests. The Committee provides guidance and overview of all management development, executive salary, incentive and benefit programs. In addition, the Committee is responsible for evaluating the performance of the Chief Executive Officer, recommending Chairman and Chief Executive Officer compensation to the full Board, and meeting annually with the Chief Executive Officer to review management development programs and activities, and succession planning. While the administration of management development and compensation is the responsibility of SBS management, the review and recommendation of the Committee is required for: overall executive (individuals who lead businesses or functional responsibilities) compensation, philosophy and policy; incentive programs; executive benefit and perquisite programs; stock and stock option awards and their terms to be awarded to officers subject to Section 16(b) of the Securities Exchange Act of 1934; Board member compensation and any other compensation issues as may be directed to it.

Nominating Committee

      Members: Directors Alan F. White, Chairman; Warren W. Andrews and Peter D. Fenner

      The Nominating Committee, which held two meetings in fiscal year 2002, is responsible for nominating a proposed slate of Directors for the ensuing year. The Board of Directors approves the proposed slate of nominees for recommendation to the shareholders. Nominated Directors stand for election by the shareholders at SBS’ Annual Meeting of Shareholders. SBS has no provision for recommendation by shareholders of nominees for Director.

How Much Are The Directors Paid?

      Employees who are also Directors receive no additional compensation for serving as Directors. Effective November 11, 1997, Directors who are not employees are paid an annual retainer of $10,000 for service on the Board and $4,000 for each committee of the Board on which a Director serves. Non-employee Directors are also paid a meeting fee of $1,000 per Board meeting day and travel day. In addition, non-employee Directors are paid $500 for each meeting of the Board held telephonically. Expenses incurred in connection with attending Board and committee meetings are reimbursed. Non-employee Directors are able to elect, under SBS’ 1998 or 2000 Long-Term Equity Incentive Plans, to receive these payments in equivalent shares of SBS’ Common Stock subject to, and in accordance with, Section 16(b) of the Securities Exchange Act of 1934. Effective November 9, 1998, each non-employee Director receives an initial option for 10,000 shares of SBS’ Common Stock upon election or appointment to the Board, and each year thereafter receives an additional option for 10,000 shares. 5,000 options are granted under the terms of the 1993 Director and Officer Stock Option Plan, as amended, and 5,000 options are granted under the terms of the 1998 or 2000 Long-Term Equity Incentive Plans. The exercise price of all such options is the market price of SBS’ Common Stock on the respective dates of grant, determined as provided in the Plans.

Did The Directors And Officers File All Of Their Required Section 16(a) Beneficial Ownership Reports With The SEC On Time?

      Under the Securities Exchange Act of 1934, Directors and Officers of public companies are required to report to the Securities and Exchange Commission all personal transactions involving SBS’ Common Stock. Based upon a review of Forms 3, 4 and 5 filed by Directors and Officers of SBS during fiscal year 2002, five forms were filed late: one Form 4 for Mr. Amenson with respect to one transaction, one Form 4 for Mr. Dixon with respect to one transaction, one Form 4 for Mr. Greig with respect to one transaction, one Form 4 for Mr. Moore with respect to one transaction, and one Form 4 for Mr. Peckham with respect to one transaction. All other reports required by Section 16(a) of the Securities Exchange Act of 1934 were timely filed.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

How Much Do The Named Executive Officers Get Paid?

      The following table provides an overview of compensation that SBS paid to the Named Executive Officers for the fiscal years ended June 30, 2002, 2001 and 2000.

Summary Compensation Table

		Annual		Long-Term Compensation
		Compensation		Awards

(a)	(b)	(c)	(d)		(g)
				(f)	Securities	(i)
				Restricted	Underlying	All Other
		Salary	Bonus	Stock Awards	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	(# shares)	($)

Christopher J. Amenson	2002	62,154	—	—	120,000	5,849	(7)
Chairman of the Board, Chief Executive	2001	315,278	—	—	—	9,011	(8)
Officer(1)	2000	303,846	—	—	—	6,400	(8)
David H. Greig	2002	232,489	—	—	110,000	—
President and Chief Operating Officer(2)	2001	196,646	—	—	20,000	—
James E. Dixon, Jr.	2002	257,618	—	—	60,000	7,287	(8)
Vice President; Secretary; Treasurer &	2001	230,077	—	—	20,000	29,698	(9)
Chief Financial Officer	2000	198,077	15,000 (5)	—	40,000	6,400	(8)
Clarence W. Peckham	2002	212,463	—	—	60,000	7,435	(8)
Vice President(3)	2001	176,932	—	—	20,000	7,186	(8)
Daniel R. Moore	2002	207,892	—	—	50,000	64,625	(10)
Vice President(4)
Grahame E. Rance	2002	468,613	—	—	—	2,272,467	(11)
Former Chief Executive Officer and	2001	136,538	200,000	506,250 (6)	300,000	230,340	(12)
President(1)

(1)	Grahame E. Rance resigned his position as Chief Executive Officer and President to pursue other business interests, effective April 26, 2002. Christopher J. Amenson returned to the position of Chief Executive Officer.

(2)	David H. Greig was elected to the position of President and Chief Operating Officer effective April 26, 2002; before that, he served as Vice President of SBS beginning in February, 2001.

(3)	Clarence W. Peckham became Vice President of SBS in February, 2001.

(4)	Daniel R. Moore became Vice President of SBS in September, 2001.

(5)	Accrued bonus for fiscal year 2000.

(6)	Represented the fair value of 30,000 shares of restricted stock awarded to Grahame E. Rance on March 9, 2001 as part of his employment package. The vesting of the restricted shares would have been in the amount of 1/6 of the gross total, and would have occurred on the six annual anniversaries of Mr. Rance’s employment with SBS. The fair value of the restricted stock on June 30, 2001 was $388,500. Dividends, if and when declared, would have been paid on the restricted stock. These shares, 5,000 of which were vested, were returned to SBS as part of the terms of Mr. Rance’s Separation Agreement.

(7)	Includes $2,486 made by SBS pursuant to a contribution-matching program under its 401(k) plan and $3,363 in fringe benefits. Effective January 1, 2001, SBS changed the 401(k) plan’s year-end to December 31.

(8)	Represents payments made by SBS pursuant to a contribution-matching program under its 401(k) plan. Amounts paid under SBS’ other employee benefits plans are not included because the benefits provided to officers under these plans are identical to those provided to all other employees. Effective January 1, 2001, SBS changed the 401(k) plan’s year-end to December 31.

(9)	Includes $8,160 in payments made by SBS pursuant to a contribution matching program under its 401(k) plan and $21,538 paid for accrued leave compensation. Effective January 1, 2001, SBS changed the 401(k) plan’s year-end to December 31.

(10)	Includes $56,310 in relocation payments and $8,315 in payments made by SBS pursuant to a contribution-matching program under its 401(k) plan. Effective January 1, 2001, SBS changed the 401(k) plan’s year-end to December 31.

(11)	Includes forgiveness of $1,798,608 in loan principal on a loan given to Mr. Rance in the amount of $1,893,750, as part of his compensation package, reduced by $61,750 representing the fair value of 5,000 vested shares of restricted stock returned to SBS in connection with the loan forgiveness. Of this amount, $1,573,700 was unamortized at April 26, 2002, Mr. Rance’s date of separation. This also includes imputed interest in the amount of $71,466 on the $1,893,750 loan, from July 1, 2001 until the forgiveness date at April 26, 2002, and $11,919 on imputed interest on an interest free loan given to Mr. Rance in the amount of $570,000. The $570,000 loan was repaid upon the sale of Mr. Rance’s former home in December 2001. In addition, Mr. Rance received eight (8) months of severance pay totaling $333,334. Additionally, there were relocation benefits of $108,708 and $10,185 in payments made by SBS pursuant to a contribution-matching program under its 401(k) plan. Effective January 1, 2001, SBS changed the 401(k) plan’s year-end to December 31.

(12)	Included $4,615 in payments made by SBS pursuant to a contribution matching program under its 401(k) plan and relocation costs in the amount of $91,212. Additionally, this amount included four months of earned principal loan forgiveness in the amount of $95,142 on a loan given to Mr. Rance in the amount of $1,893,750, as part of his compensation package. This also includes imputed interest in the amount of $31,620 on the loan. Forgiveness of the loan was to occur ratably over the six annual anniversaries of Mr. Rance’s employment with SBS. Additionally, this included imputed interest in the amount of $7,751 on an interest free loan given to Mr. Rance in the amount of $570,000. The loan was repaid upon the sale of Mr. Rance’s former home in December 2001.

      The following table provides information about shares acquired upon exercise of stock options by, and unexercised stock options held by, the Named Executive Officers in the Summary Compensation Table at June 30, 2002:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

							Value of
			Number of Shares				Unexercised
			Underlying Unexercised				In-the-Money Options
	Shares		Options at June 30, 2002				at June 30, 2002
	Acquired	Value
Name	on Exercise	Realized	Exercisable		Unexercisable		Exercisable	Unexercisable

C. Amenson	39,000	$355,680	150,566		120,000		$5,303	$—
J. Dixon	—	—	102,000		100,000	(1)	234,793	10,990
D. Greig	—	—	126,000		145,000	(2)	60,764	15,380
C. Peckham	—	—	50,000		94,000	(3)	132,270	10,990
D. Moore	—	—	10,000		60,000		—	—
G. Rance	—	—	60,000	(4)	—		—	—

(1)	5,000 of these options became exercisable September 25, 2002.

(2)	10,000 of these options became exercisable September 1, 2002 and 5,000 on September 25, 2002.

(3)	5,000 of these options became exercisable September 25, 2002.

(4)	Under the terms of Mr. Rance’s Employment Agreement dated March 9, 2001, Mr. Rance was granted 300,000 options, one-sixth of which would vest annually. Of this grant, 60,000 options vested on March 9, 2002. These 60,000 options expired unexercised on July 25, 2002. Upon Mr. Rance’s resignation April 26, 2002, the unvested portion of the initial grant representing 240,000 options was canceled.

      The following table provides information about individual grants of stock options made to the Named Executive Officers in the Summary Compensation Table during the year ended June 30, 2002:

Option Grants in Fiscal Year 2002

	Number of		Percent of Total
	Securities		Options Granted	Exercise
	Underlying		to Employees in	Price	Expiration	Grant Date
Name	Options Granted		Fiscal Year	Per Share	Date	Present Value

C. Amenson	120,000	(1)	10.90%	12.31	4/25/2012	$749,430	(5)
D. Greig	100,000	(2)	9.09%	12.31	4/25/2012	677,400	(6)
	10,000	(3)	.91%	11.15	9/25/2011	54,025	(7)
J. Dixon	50,000	(4)	4.54%	12.31	4/25/2012	338,700	(6)
	10,000	(3)	.91%	11.15	9/25/2011	54,025	(7)
C. Peckham	50,000	(4)	4.54%	12.31	4/25/2012	338,700	(6)
	10,000	(3)	.91%	11.15	9/25/2011	54,025	(7)
D. Moore	50,000	(4)	4.54%	12.31	4/25/2012	388,700	(6)
G. Rance	—		—	—	—	—

(1)	Options were granted under the 1993 Directors & Officers Stock Option Plan; beginning April 25, 2003 through April 25, 2005, 50,000, 40,000, and 30,000, respectively, per year become exercisable upon continuous employment through April 25, 2005.

(2)	Options were granted under the 1993 Directors & Officers Stock Option Plan; beginning April 25, 2003, 25,000 per year become exercisable upon continuous employment through April 25, 2006.

(3)	Options were granted under the 2000 Long-Term Equity Incentive Plan; beginning September 25, 2002, 5,000 per year become exercisable upon continuous employment through September 25, 2003.

(4)	Options were granted under the 1993 Directors & Officers Stock Option Plan; beginning April 25, 2003, 12,500 per year become exercisable upon continuous employment through April 25, 2006.

(5)	Estimated using the Black-Scholes Model with the following weighted average assumptions; expected life of 3.20 years, risk free rate of return of 3.813%, expected volatility of 72.08% and a dividend yield of 0%.

(6)	Estimated using the Black-Scholes Model with the following weighted average assumptions; expected life of 3.87 years, risk free rate of return of 4.033%, expected volatility of 72.08% and a dividend yield of 0%.

(7)	Estimated using the Black-Scholes Model with the following weighted average assumptions; expected life of 2.87 years, risk free rate of return of 3.695%, expected volatility of 72.08% and a dividend yield of 0%.

Does SBS Have Employment Agreements For The Named Executive Officers?

      All of our Named Executive Officers have employment agreements with SBS.

      Christopher J. Amenson serves as Chairman of the Board and Chief Executive Officer under an employment agreement executed on April 26, 2002. The agreement provides for a base annual salary of $200,000 and a three-year term unless terminated as described below. The agreement also provides for issuance to Mr. Amenson of a stock option grant of 120,000 shares of SBS common stock with vesting of 50,000 shares on April 25, 2003, 40,000 shares on April 25, 2004 and 30,000 shares on April 25, 2005, based on continuous employment through these dates. The agreement provides that, upon either voluntary or involuntary resignation, SBS will employ Mr. Amenson for two years following termination as an advisor to the Board of Directors at an annual rate of pay of $40,000. The agreement assigns to SBS certain intellectual property developed by Mr. Amenson on SBS time, is terminable by either party, with or without cause, upon thirty days notice, contains non-competition clauses which apply during the employment period and for two years thereafter, and contains restrictions against disclosure of proprietary information. Also, the agreement provides for six months severance payable upon Mr. Amenson’s termination by SBS without cause.

      James E. Dixon, Jr. serves as Vice President, Secretary, Treasurer and Chief Financial Officer pursuant to an employment agreement effective April 26, 2002. The agreement provides for a base annual salary of $275,000 and has a three-year term unless terminated as described below. The agreement also provides for issuance to Mr. Dixon of a stock option grant of 50,000 shares of SBS common stock, with annual vesting of 12,500 shares beginning on April 25, 2003 through April 25, 2006, based on continuous employment through these dates. The agreement assigns to SBS certain intellectual property developed by Mr. Dixon on SBS time, is terminable by either party, with or without cause, upon thirty days notice, contains non-competition clauses which apply during the employment period and for two years thereafter, and contains restrictions against disclosure of proprietary information. Also, the agreement provides for six months severance payable upon Mr. Dixon’s termination by SBS without cause.

      David H. Greig serves as President and Chief Operating Officer pursuant to an employment agreement effective April 26, 2002. The agreement provides for a base annual salary of $275,000 and has a three-year term unless terminated as described below. The agreement also provides for issuance to Mr. Greig of a stock option grant of 100,000 shares of SBS common stock, with annual vesting of 25,000 shares beginning on April 25, 2003 through April 25, 2006, based on continuous employment through these dates. The agreement assigns to SBS certain intellectual property developed by Mr. Greig on SBS time, is terminable by either party, with or without cause, upon thirty days notice, contains non-competition clauses which apply during the employment period and for two years thereafter, and contains restrictions against disclosure of proprietary information. Also, the agreement provides for six months severance payable upon Mr. Greig’s termination by SBS without cause.

      Clarence W. Peckham serves as Vice President of SBS and President of the Commercial and Government Group pursuant to an employment agreement effective April 26, 2002. The agreement provides for a base annual salary of $250,000 and has a three-year term unless terminated as described below. The agreement also provides for issuance to Mr. Peckham of a stock option grant of 50,000 shares of SBS common stock, with annual vesting of 12,500 shares beginning on April 25, 2003 through April 25, 2006, based on continuous employment through these dates. The agreement assigns to SBS certain intellectual property developed by Mr. Peckham on SBS time, is terminable by either party, with or without cause, upon thirty days notice, contains non-competition clauses which apply during the employment period and for two years thereafter, and contains restrictions against disclosure of proprietary information. Also, the agreement provides for six months severance payable upon Mr. Peckham’s termination by SBS without cause.

      Daniel R. Moore serves as Vice President of SBS and President of the Communications and Enterprise Group pursuant to an employment agreement effective April 26, 2002. The agreement provides for a base annual salary of $225,000 and has a three-year term unless terminated as described below. The agreement also provides for issuance to Mr. Moore of a stock option grant of 50,000 shares of SBS common stock, with annual vesting of 12,500 shares beginning on April 25, 2003 through April 25, 2006, based on continuous employment through these dates. The agreement assigns to SBS certain intellectual property developed by Mr. Moore on SBS time, is terminable by either party, with or without cause, upon thirty days notice, contains non-competition clauses which apply during the employment period and for two years thereafter, and contains restrictions against disclosure of proprietary information. Also, the agreement provides for six months severance payable upon Mr. Moore’s termination by SBS without cause.

      Grahame E. Rance served as President and Chief Executive Officer under an employment agreement executed in March 2001 until his resignation to pursue other business interests on April 26, 2002. The agreement had a six-year term, provided for a base annual salary of $500,000, assigned to SBS certain intellectual property developed by him on SBS time, and was terminable by either party, with or without cause. Resignation by Mr. Rance or termination by SBS without cause required a thirty-day notice. In addition, termination without cause provided for a six-month salary continuance severance benefit. The agreement also contained a non-competition clause, which applied during his employment period and for two years thereafter, and restrictions against disclosure of proprietary information. The agreement awarded Mr. Rance 300,000 options under the 1993 Director and Officer Stock Option Plan, a $200,000 cash bonus and $2.4 million of additional compensation in the form of restricted stock and a cash loan. Vesting of the restricted stock and forgiveness of the loan were to occur on the first six annual anniversaries of Mr. Rance’s employment. Mr. Rance resigned from SBS to pursue other business interests pursuant to a Separation Agreement dated April 26, 2002 that completely resolved all issues relating to Mr. Rance’s employment with SBS. The terms of the Separation Agreement included forgiveness of $1,798,608 in loan principal on a loan given to Mr. Rance in the amount of $1,893,750 as part of his compensation package, reduced by $61,750 representing the fair value of 5,000 vested shares of restricted stock returned to SBS in connection with the loan forgiveness. Of this amount, $1,573,700 was unamortized at April 26, 2002, the date of Mr. Rance’s separation. In addition, Mr. Rance received eight (8) months of severance pay totaling $333,334.

Report of the Board Audit Committee

      The Audit Committee of the Board of Directors is comprised of three Directors who are independent and financially literate within the current meaning of the National Association of Securities Dealers’ (“NASD”) rules regarding audit committees. In its role as an audit committee, the committee reviews and monitors SBS’ internal controls, financial reports, and accounting practices as well as the scope and extent of the audits performed by SBS’ independent auditors. In addition, the committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, and oversight of the work of SBS’ independent auditors, and it approves in advance all significant audit and non-audit services provided by SBS’ independent auditors, KPMG LLP.

      Management has primary responsibility for SBS’ financial statements and the overall reporting process, including SBS’ system of internal controls. KPMG LLP audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present in all material respects SBS’ financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. KPMG LLP also discusses with the committee any issues KPMG LLP believes the committee should consider. The committee has reviewed SBS’ audited consolidated financial statements for the fiscal year ended June 30, 2002, and discussed them with both management and KPMG LLP.

      The committee has also discussed with KPMG LLP the matters required to be discussed by generally accepted auditing standards, including those described in Statements on Auditing Standards No. 61 and No. 90, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      The committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, issued by the Independence Standards Board, and has discussed with KPMG LLP its independence from SBS. In addition, the committee has considered whether the provision of the non-audit services that it has approved is compatible with maintaining KPMG LLP’s independence and believes that it is.

      Based on these reviews and discussions, the committee has recommended to SBS’ Board of Directors that SBS’ audited consolidated financial statements be included in SBS’ Annual Report on Form 10-K for the year ended June 30, 2002, and filed with the U.S. Securities and Exchange Commission.

Audit Committee

Louis C. Golm, Chairman
Lawrence A. Bennigson
Warren W. Andrews

Audit and Non-Audit Fees

      The following table presents the fees for professional audit services rendered by SBS’ principal accounting firm, KPMG LLP, for the audit of SBS’ annual financial statements, and reviews of the interim financial statements included in SBS’ Forms 10-Q, for the fiscal year ended June 30, 2002, and fees billed for other services rendered by KPMG LLP.

Audit Fees, excluding audit related	$291,300
All Other Fees:
Audit related fees(1)	16,400
Other non-audit services(2)	650,700

Total all other fees	$667,100

(1)	Audit related fees consist of audits of the financial statements of employee benefit plans.

(2)	Other non-audit services consisted principally of assistance with the interpretation of new accounting standards, tax return preparation and compliance services, assistance with the examination of prior year income tax returns by the Internal Revenue Service and other tax planning strategies and related services.

      There were no financial information systems design and implementation fees billed by KPMG LLP.

Report of the Board Management Development and Compensation Committee on Executive Compensation

      The Management Development and Compensation Committee of the Board of Directors is comprised entirely of outside Directors who are not eligible to participate in the compensation programs they oversee. The responsibility of the Management Development and Compensation Committee is to:

•	make recommendations to the Board of Directors concerning policy and procedures that will attract, develop and retain key managers and executives critical to the long-term success of SBS, and to align executive compensation with shareholder interests,

•	provide guidance and overview of all management development, executive salary, incentive and benefit programs,

•	evaluate the performance of the Chief Executive Officer and to recommend Chairman and Chief Executive Officer compensation to the full Board, and

•	meet annually with the Chief Executive Officer to review management development programs and activities, and succession planning.

      While the administration of management development and compensation is the responsibility of SBS management, the review and recommendation of the Management Development and Compensation Committee is required for:

•	overall executive (individuals which lead businesses or functional responsibilities) compensation, philosophy and policy,

•	incentive programs,

•	executive benefit and perquisite programs,

•	stock and stock option awards and their terms to be awarded to officers subject to Section 16(b) of the Securities Exchange Act of 1934, and

•	Board member compensation, and any other compensation issues as may be directed to it.

CEO Compensation Policy:

      In June of 2000, the Management Development and Compensation Committee recommended and the Board adopted the policy that future primary incentive compensation for the CEO would be based on stock options, more closely aligning the CEO’s compensation with the interests of SBS’ shareholders. In addition, the Board adopted the policy that the CEO would be eligible for cash incentives, at the sole discretion of and approval by the Committee. Factors in determining whether any cash incentive would be paid to the CEO include: SBS’ financial operating performance as compared with its approved fiscal operating plan, progress in the development of management and other human resources within SBS, and progress in corporate development.

Executive Officer Compensation Policy:

      Base salaries for all other executive officers have been set at competitive levels by the Chief Executive Officer (“CEO”) in consultation with the Management Development and Compensation Committee, giving due regard to individual performance and time in position. Cash incentive compensation for all other executive officers is discretionary, proposed by the CEO, and approved by the Committee, based on factors similar to those used for establishing cash incentive compensation for the CEO. Factors included in determining discretionary cash incentive compensation for management with line responsibility for division operations is generally tied to performance targets for the businesses under their authority and contribution to overall earnings per share. These performance targets are set as part of the annual budgeting process for SBS and its subsidiaries. There was no cash incentive compensation paid for the fiscal year ended June 30, 2002.

      Chief Executive Officer Compensation (Mr. Amenson). Christopher J. Amenson was appointed to the position of Chairman and Chief Executive Officer effective April 26, 2002, upon the resignation from this position of Grahame E. Rance. Mr. Amenson entered into a three-year employment agreement with a base salary of $200,000 and was granted a stock option of 120,000 shares of SBS common stock, with vesting of 50,000 shares on April 25, 2003, 40,000 shares on April 25, 2004, and 30,000 shares on April 25, 2005, based on continuous employment through these dates. In line with the compensation policies applicable to the CEO, the Management Development and Compensation Committee recommended to the Board and the Board approved, based on current economic and market conditions, that Mr. Amenson’s compensation be closely aligned with the interests of SBS’ shareholders, weighting a significant portion of Mr. Amenson’s compensation to market appreciation of SBS common stock. It is the intention of the Management Development and Compensation Committee to review Mr. Amenson’s compensation when economic and market conditions improve. Other than the stock options granted Mr. Amenson based on his appointment to the position of Chairman and Chief Executive Officer, there were no incentive options or cash awards provided to him in fiscal 2002.

      Former Chairman and Chief Executive Officer Compensation (Mr. Rance). Grahame E. Rance was appointed Chief Executive Officer on March 9, 2001 and Chairman effective November 8, 2001. Mr. Rance resigned from his position effective April 26, 2002. Mr. Rance was employed, effective March 9, 2001, at a base salary of $500,000. At that time he also received a grant of 300,000 stock options vesting over 5 years; a cash sign-up bonus of $200,000; 30,000 shares of restricted stock, valued at $506,250 on the date of grant that vested over six years; and, an interest free loan of $1,893,750 that would be forgiven in equal installments on the first six anniversaries of his employment, conditioned upon continued employment with SBS through that time period. These levels of compensation, bonus and incentive were consistent at that time with the findings of independent compensation surveys of similar companies of similar size in the electronics and other relevant industries, as well as market competitive conditions to attract high quality leadership in SBS’ industry. Mr. Rance resigned from SBS to pursue other business interests pursuant to a Separation Agreement dated April 26, 2002 that completely resolved all issues relating to Mr. Rance’s employment with SBS. The terms of the Separation Agreement included forgiveness of $1,798,608 in loan principal on the $1,893,750 loan, reduced by $61,750 representing the fair value of 5,000 vested shares of restricted stock returned to SBS in connection with the loan forgiveness. Of this amount, $1,573,700 was unamortized at April 26, 2002, the date of Mr. Rance’s separation. In addition, Mr. Rance received eight (8) months of severance pay totaling $333,334.

Management Development and
Compensation Committee

Lawrence A. Bennigson, Chairman
Peter D. Fenner
Louis C. Golm
Alan F. White

How Did SBS Common Stock Perform During the Fiscal Year?

      The graph below provides a comparison of SBS’ cumulative total shareholder return with performances of the NASDAQ Stock Market (U.S.) Index and the NASDAQ Computer Manufacturer Index as a Peer Group. The following graph assumes the investment of $100 on June 30, 1997 in SBS Common Stock. The NASDAQ Computer Manufacturer Index’s and the NASDAQ Stock Market (U.S.) Index’s returns assume reinvestment of stock and cash dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG SBS TECHNOLOGIES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ COMPUTER MANUFACTURER INDEX

	1997	1998	1999	2000	2001	2002

SBS Technologies, Inc.	100.00	130.27	87.57	159.73	163.63	105.94
NASDAQ Stock Market (U.S.)	100.00	131.62	189.31	279.93	151.75	103.40
NASDAQ Computer Manufacturer	100.00	162.50	303.40	558.59	223.64	146.17

*	$100 invested on 6/30/97 in stock or index — including reinvestment of dividends. Fiscal year ending June 30.

PROXY ITEM NO. 2 — RATIFICATION OF SELECTION OF AUDITORS

      The Directors have selected KPMG LLP, independent certified public accountants, as SBS’ independent auditors for the 2003 fiscal year. KPMG LLP has no direct interest in SBS and has had no such interest during the past fiscal year. Representatives of KPMG LLP will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement if they so wish, and will be available to respond to appropriate questions.

      The Board of Directors recommends that you vote “FOR” the ratification of their selection of KPMG LLP as independent auditors of SBS.

ANNUAL REPORT

      The Annual Report to Shareholders concerning the operations of SBS for fiscal year ended June 30, 2002, including the financial statements for that year, has been enclosed with this Proxy Statement.

OTHER MATTERS

      The Board of Directors is not aware of any other matters that are to be presented at the meeting. However, if any other matters should properly come before the meeting, the Proxies will vote on those matters in accordance with their judgment.

      The above Notice and Proxy Statement are sent by order of the Board of Directors.

James E. Dixon, Jr.
Secretary

SBS Technologies, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, November 14, 2002

8:30 a.m.
Mountain Standard Time

Sheraton Uptown Albuquerque Hotel
2600 Louisiana Boulevard, NE
Albuquerque
New Mexico

SBS Technologies, Inc.	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

I appoint Christopher J. Amenson and James E. Dixon, Jr., together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of shareholders to be held on November 14, 2002 in Albuquerque, New Mexico, and at any adjournment(s) or postponement(s) thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting those shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting, including matters as to which the Company did not have timely notice, and they may name others to take their place.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE FOLLOWING BOARD OF DIRECTORS’ PROPOSALS.

See reverse for voting instructions.

COMPANY #

CONTROL #

You may vote your Proxy in three ways

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 11:00 a.m. (CT) on November 13, 2002.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

•	Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/sbse/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on November 13, 2002.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to SBS Technologies, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

• Please detach here •

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of six	01 Christopher J. Amenson	04 Peter D. Fenner	☐	Vote FOR	☐	Vote WITHHELD
	directors:	02 Warren W. Andrews	05 Louis C. Golm		all nominees		from all nominees
		03 Lawrence A. Bennigson, Ph.D.	06 Alan F. White		(except as marked)

Each Director who receives the majority of votes represented in person or by proxy at the annual meeting will be elected. If you vote to withhold authority to vote for all listed nominees or if you vote to withhold authority for a particular nominee, your vote will count as a vote “AGAINST” the nominee(s). Otherwise, your vote will count “FOR” the nominee(s).

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)				[			]

2.	Ratification of Appointment of Independent Auditors	☐	For	☐	Against	☐	Abstain

A “FOR” vote by a majority of the shares represented in person or by proxy at the annual meeting is required to ratify the appointment of KPMG LLP as the principal independent auditors for fiscal year 2003. If you “ABSTAIN” from voting, your abstention has the same effect as if you voted “AGAINST” the appointment.

Address Change? Mark Box	☐	Indicate changes below:	Date

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Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.